Exhibit 99.2

Remarks of Sherman L. Black

Rimage Corporation 2nd Quarter FY 2010 Conference Call

July 27, 2010

▪	Good morning and thank you for taking the time to participate in our second quarter earnings conference call.
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I will lead off this call by briefly reviewing our performance for this period and then discussing the progress that we are making with the primary initiatives of our growth strategy that are focused on transforming Rimage into a higher-performing business.

▪	Then, Rob Wolf, our chief financial officer, will cover some highlights of our recent operating results.
▪	We will be pleased to take your questions at the conclusion of our remarks.
▪	Regulation FD prohibits us from providing any forward-looking statements unless they are released simultaneously to the public.
▪	It is important to understand that any forward-looking statements are subject to a number of risks that could affect our anticipated performance.
▪	These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.
▪	Before continuing, I want to take a moment to personally thank Rob for everything he has done for Rimage during his 13 years as our CFO.
▪	As many of you probably know, Rob announced his decision to leave Rimage in June to pursue a new set of interests.
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However, he agreed to continue as CFO during a search for his replacement and to continue working for a period of time once a successor was in place in order to ensure a seamless management transition.

▪	This kind of commitment has been a hallmark of Rob’s career at Rimage, but more important, it is testimony to his character and values.
▪	We will greatly miss Rob’s leadership, thoughtful guidance and friendship, and we wish him the very best in all of his future pursuits.
▪	Rob’s successor as CFO is Jim Stewart, who started with us Monday but was unable to join us today.
▪	We are extremely pleased to have an executive of Jim’s professional stature and wide-ranging capabilities join Rimage.
▪	He possesses 20 years of experience with global, mid-sized and venture-backed companies, including 3M, Imation, Ceridian, Micron Technology, Optical Solutions, and, most recently, Comm-Works.
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Jim is a strategically-oriented CFO, who, throughout his career, has developed strong finance organizations, implemented strategies for increasing shareholder value, directed business planning processes and managed operations.

▪	He is a worthy successor to Rob, and his extensive experience will fortify our efforts at furthering our various growth initiatives.
▪	Jim will become CFO in mid-August.
▪	Turning now to a brief discussion of our operating results, we are pleased with Rimage’s overall performance in this year’s second quarter.
▪	Sales totaled $22.3 million, an increase of 13% from $19.8 million in the second quarter of 2009.
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Our second quarter revenues benefited from shipment of the initial hardware order of approximately $3.0 million related to the previously announced $11.0 million agreement for disc publishing systems for integration into the digital photography solution of a major national retailer.

▪	Net income came to $2.1 million or $0.22 per diluted share, compared to $2.0 million or $0.20 per diluted share in the second quarter of 2009.
▪	Our second quarter earnings were affected by higher expense levels related to the implementation of our growth plans, but total operating expenses for this period were below forecasted levels.
▪	Rimage’s second quarter operating results benefited not only from that large retail shipment, but also from the growing number of customers who are replacing or upgrading their existing installations.
▪	The resulting shift in our sales mix toward hardware pushed our third quarter gross margin to 48% from 46% in the year-earlier period.
▪	This mix shift is being facilitated by our recently introduced 5400N disc publishing system, which is proving ideal for a wide range of applications.
▪	We shipped hundreds of 5400s during the second quarter, making this product launch the most successful in Rimage’s history.

▪	I also am encouraged to report that our growth initiatives are on track and proceeding on schedule.
▪	We have strengthened our core disc publishing business, and we are maximizing the opportunities available to this technology.
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At the same time, we are making significant progress toward our goal of transforming Rimage into a solutions-based company and generating new revenue streams by leveraging our disc publishing platform with greater software content.

▪	We also are continuing to evaluate opportunities for expanding our solutions beyond the realm of physical distribution of data.
▪	Now, for the next few minutes, I will provide a progress report on the initiatives that form the near and mid-term components of Rimage’s growth strategy.
▪	First, I will discuss how we are strengthening our core disc publishing business.
▪	At the beginning of the second quarter, we ended our relationship with distributors in Rimage’s largest markets, including the U.S., Germany and the U.K.
▪	In place of distributors, we are expanding our sales force, while continuing to serve customers through high-quality value-added resellers or VARs.
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This action, which has eliminated significant cost from our distribution system and moved us closer to our customers, was implemented without any significant negative impact on second quarter sales and product returns.

▪	As part of this initiative, we also launched our own backroom operation for credit management and other functions previously handled by distributors.
▪	Ramping up this operation has proceeded seamlessly.
▪	We believe the positive impact of our new sales model on sales and margins will become increasingly apparent during this year’s second half.
▪	Turning next to products, the introduction of the 5400N disc publishing system in March enabled us to reduce our line of hardware offerings from 27 to a more manageable and better differentiated 15.
▪	We expect to reduce our offerings to 13 later this year per our strategic plan.
▪	We believe the reduction in our product offerings will have an increasingly positive impact on sales and manufacturing costs as the year progresses.
▪	Regarding efforts to maximize Rimage’s aftermarket opportunity, we opened our new e-commerce system during the second quarter for selling our full range of consumable supplies.
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In addition to providing us with better visibility into consumption patterns and customer needs, our web commerce system will give us the opportunity to increase sales of optical media by leveraging our large customer base for printer ribbons and cartridges.

▪	Finally, work is continuing on plans for increasing the attach rates of service contracts on system sales to maximize the revenue potential of Rimage’s worldwide service capability.
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Since Rimage’s customer base historically has been under-penetrated with our service offerings, it will probably be several more quarters before we start realizing the positive impact of this initiative on both revenues and margins.

▪	The second component of our growth strategy involves generating new revenue streams by transitioning from our historic function as a hardware supplier into a provider of total solutions.
▪	We have been steadily refining our video surveillance solution since its initial $800,000 sale in the fourth quarter of 2009.
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Developed in partnership with a major provider of surveillance software, this solution leverages our disc publishing platform, enabling users to collect, archive and publish large volumes of video surveillance data.

▪	We have developed a substantial pipeline of projects with law enforcement agencies that we expect to revenue in this year’s third quarter.
▪	We believe the surveillance market has the potential to become a growth driver for Rimage going forward.
▪	Our Evidence Disc System, or EDS, also leverages our disc publishing platform with software content to collect, process and analyze information stored on optical media gathered at crime scenes.
▪	EDS also increases accuracy in tracing and authenticating evidence.
▪	Feedback from beta tests has been highly positive, and we have trained our VAR partners on this product.
▪	We expect to realize revenues in the second half from projects in our sales pipeline.
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In addition, we have applied to the Chinese government for the registration of Rimage Information Technology, a majority-owned joint venture that will deploy a complete digital publishing solution for medical imaging in hospitals and clinics in China.

▪	We expect to receive approval from the Chinese government in the third quarter.
▪	In the meantime, we have hired a general manager for the joint venture and secured an office in Shanghai.

▪	Initial revenues from this undertaking are anticipated during the second half of 2010, and we are optimistic about the sales potential of our China medical venture over the next few years.
▪	I will conclude my remarks by commenting on the third quarter guidance contained in this morning’s earnings release.
▪	We are confident of making continued progress with our growth initiatives in this year’s third quarter.
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Given the ongoing disc publishing system refresh cycle, the positive impact of our channel realignment on sales and margins, and the outlook for new solutions-based revenues, we believe third quarter sales and earnings should be moderately above the levels reported in the second quarter.

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We are not factoring the impact of the previously mentioned retail agreement into our third quarter outlook, since our customer has not yet finalized our order schedule for the balance of this transaction originally scheduled for the second half of 2010.

▪	As we have stated in the past, it remains our goal to reverse the decline in sales and earnings that Rimage has posted over the past two years.
▪	I am confident in saying that we are making clear progress toward this objective.
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This goal, like our encouraging second quarter performance and positive outlook, is driven by the outstanding work of our many excellent employees around the world…by our VAR partners…and by our valued suppliers.

▪	I want to thank every member of our team for their commitment to our collective success.
▪	Thank-you. Now Rob Wolf will review some highlights from our second quarter operating results.

Remarks of Robert M. Wolf

Rimage Corporation 2nd Quarter FY 2010 Conference Call

July 27, 2010

▪	Thanks, Sherm.
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Sales of digital publishing systems rose 76% from the level in the first quarter of 2010 and by 52% from the second quarter of 2009, reflecting increased equipment sales related to our second quarter retail order.

▪	Systems accounted for 49% of total second quarter sales, up from 34% in this year’s first quarter and 36% in the second quarter of 2009.
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Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, were down 6% from this year’s first quarter and by 10% from the second quarter of 2009.

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The anticipated decline in this year’s second quarter resulted from distributors stocking up on consumables in the first quarter to enable them to continue supplying their VAR customers after the distributor termination that became effective on March 31.

▪	Since that termination, our VARS and end-user customers have been able to purchase consumables through our e-commerce system.
▪	Recurring revenues accounted for 51% of second quarter sales, compared to 66% in the first quarter and 64% in the second quarter of 2009.
▪	Sales of consumable supplies are forecasted to increase in the third quarter now that the distributor stocking issue is behind us.
▪	International sales declined 8% in the second quarter from the first quarter level and by 4% from the year-earlier period due primarily to foreign currency effects.
▪	International sales accounted for 34% of total second quarter sales, compared to 44% in the first quarter and 38% in the second quarter of 2009.
▪	Currency effects decreased worldwide sales by 2% in the second quarter of 2010.
▪	Rimage’s gross margin rose to 48% in the second quarter from 47% in this year’s first quarter and 46% in last year’s second quarter.
▪	Our gross margin in this year’s second quarter was favorably affected by the higher proportion of hardware in our sales mix.
▪	We believe our third quarter gross margin should be modestly above the second quarter level.
▪	Moving down the P&L, R&D expense of $1.4 million was unchanged from the first quarter level and down from $1.5 million in last year’s second quarter.
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R&D expenditures related to developing the new digital forensic and video surveillance solutions were largely offset by the completion of our recently introduced Professional 5400N and 3400 disc publishing systems on which significant expenses were incurred in 2009.

▪	Development is continuing on our solutions products and other initiatives, and we expect third quarter R&D expense to be 30 to 35 percent above the second quarter level.
▪	Selling, general and administrative expense totaled $6.0 million in the second quarter, down from $6.3 million in this year’s first quarter but up from $5.1 million in the second quarter of 2009.
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We incurred expenses in the second quarter related to implementing our growth strategy, including increases in our head count, costs related to rolling out the web commerce system for consumable supplies, legal fees related to the China joint venture, and expenses associated with launching the new 5400N and 3400 disc publishing systems.

▪	However, total operating expenses for both the second quarter and year-to-date period were less than initially forecasted.
▪	We are forecasting SG&A in the range of $6.0 to $6.5 million in this year’s third quarter as we continue implementing our growth plans.
▪	Our effective tax rate was 38% in the second quarter, and we anticipate a full-year tax rate at or near this level.
▪	Cash and investments totaled $108 million at the end of the second quarter, unchanged from the level at March 31, 2010 and down from $110 million at the beginning of the year.
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Our use of cash over the first half of 2010 was related principally to implementing our growth strategy and making a payment to a strategic partner for production tooling related to the new 5400N and 3400 disc publishing systems.

▪	Working capital totaled $108 million at the end of the second quarter, up from $103 million both at the end of the first quarter and at the beginning of the year.
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Finally, Rimage’s balance sheet remains debt-free, while stockholders’ equity increased to $123 million at the end of the second quarter from $121 million at the end of the first quarter and $120 million at the beginning of the year.

▪	That wraps up our formal remarks, and now the conference call operator will poll you for any questions.